Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                        Re: Pharmacia & Upjohn, Inc. and Subsidiaries Quarterly Report on Form 10Q



We are aware that our report dated July 27, 1998 on our review of interim financial information of Pharmacia & Upjohn, Inc. and Subsidiaries for the three and six month periods ended June 30, 1998 and 1997 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in the Company's prospectus on Form S-8 Registration Statement (No. 033-63903) and the prospectus on Form S-8 Registration Statement (No. 333-03109). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



                             PricewaterhouseCoopers LLP

Chicago, Illinois
August 13, 1998